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                                                                   Exhibit 10.10


THIS AGREEMENT is made between:

1)   The Associated Octel Company Limited having its registered office at
     Suite 2, 4th Floor, Berkeley Square House, Berkeley Square, London, England W1X 6DT (the "Owner") and

2) Great Lake Chemical Corporation, having its principal place of business at One Great Lakes Boulevard, West Lafayette, Indiana 47906 USA (the "Contractor").

WHEREAS

1) Owner desires that Contractor undertake the conversion of Feedstock (as defined herein) to be supplied by Owner into Product (as defined herein) using a Conversion Process (as defined herein) provided by the Owner; and

2) Contractor is willing to undertake the conversion of Feedstock supplied by Owner into Product by use of the Conversion Process under the terms and conditions set forth in this Agreement.

IT IS AGREED AS FOLLOWS:

ARTICLE 1 -- DEFINITIONS

The following terms shall have the following meanings:

a) "Feedstock" means the substances listed in Part 1 of Appendix A, and any changes thereto mutually agreed in writing by the parties;

b) "Product" means Stadis registered trademark425 and Stadis registered trademark450 (Enhanced);

c) "Compensation" means the sum set forth in Appendix D representing undepreciated capital expended by Contractor in connection with this Agreement which shall be payable by Owner to Contractor upon termination of this Agreement pursuant to the provisions of Section 2.6;

d) "Contractors Plant" means Contractor's manufacturing site at Newport, Tennessee, USA;

e) "Conversion Process" means the process of Owner set out in Appendix C, and any changes thereto mutually agreed in writing by the parties;

f) "Specification" means (a) with respect to Product, the properties and respective tolerances in Appendix B and which are verified by use of the analytical methods set forth in Appendix B and (b) with respect to Feedstock, the properties and respective tolerances set forth in Part 2 of Appendix A, and any changes to (a) or (b) that are mutually agreed in writing by the parties;

g)   "Closure Fee" means the sums set forth in Appendix F.

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h)   "Contract Year" means the twelve (12) month period commencing on the
     Distribution Date, and each successive 12 month period commencing on the anniversary of the Distribution Date.

i) "Quarter" means the three month period commencing every January 1, April 1, July 1 and October 1.

j) "Distribution Date" means the date on which Contractor distributes as a dividend to the holders of its common stock the common stock of Octel Corp. pursuant to the terms and conditions of the Transfer and Distribution Agreement dated June 24, 1998 between Contractor and Octel Corp.

ARTICLE 2 -- DURATION; TERMINATION

2.1 This Agreement shall be deemed to have commenced on the Distribution Date and shall continue in force until terminated by either party as provided in
     Section 2.2, 2.5, 9.4 or 9.8.

2.2 Either party may terminate this Agreement without cause on at least twelve months' written notice to the other party; provided, however, no such termination of this Agreement shall be effective until the expiration of three (3) Contract Years.

2.3 Owner shall be in default if any one or more of the following events shall happen:

     (a) Owner shall fail to pay any amount due hereunder and such failure is not cured within thirty (30) days after receipt of Contractor's written notice to Owner; or

     (b) Owner shall fail to perform or comply with any of the other material terms or conditions of this Agreement for reasons other than an event of Force Majeure (as defined herein) and such failure, if curable, shall continue without cure for a period of sixty (60) days after written notice thereof from Contractor to Owner; or

     (c) filing by Owner of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by Owner indicating consent to, approval of, or acquiescence in, any such petition or proceeding; or

     (d) the application by Owner or the consent or acquiescence of Owner in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; or

     (e) the making by Owner of a general assignment for the benefit of creditors; or

     (f) the admission of Owner in writing of its inability generally to pay its debts as they mature; or

     (g) the filing of an involuntary petition against Owner seeking reorganization, rearrangement, or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for Owner for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of Owner and the continuance of such for ninety (90) days undismissed or undischarged.

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2.4  Contractor shall be in default if any of one or more of the following events happen:

     (a) Contractor shall fall to perform or comply with any of the material terms or conditions of this Agreement, for reasons other than an event of Force Majeure, and such failure, if curable, shall continue without cure for a period of sixty (60) days after written notice thereof from Owner to Contractor; provided, however, that Owner's sole remedy for Product claims shall be as provided in Article 12 and Contractor shall not be deemed to be in breach of this Agreement for purposes of this
          Section 2.4 so long as Contractor satisfies or is disputing in good faith any claim of Owner under Article 12; or

     (b) the filing by Contractor of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by Contractor indicating consent to, approval of, or acquiescence in, any such petition or proceeding; or

     (c) the application by Contractor or the consent or acquiescence of Contractor in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; or

     (d) the making by Contractor of a general assignment for the benefit of creditors; or

     (e) the admission of Contractor in writing of its inability generally to pay its debts as they mature; or

     (f) the filing of an involuntary petition against Contractor seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for Contractor for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of Contractor and the continuance of such for ninety (90) days undismissed or undischarged.

2.5 (a) Contractor may terminate this Agreement in the event of a Regulatory Change (as defined herein) as provided in Section 9.4.

     (b) Contractor may terminate this Agreement in the event Contractor chooses not to meet a lower price offer made to and accepted by Owner as provided in Section 9.9.

     (c) Owner may terminate the Agreement, effective on notice from Owner to Contractor, within sixty (60) days after consummation of a transaction wherein a majority of the issued and outstanding common stock of Contractor, or substantially all of the assets utilized by Contractor in connection with this Agreement, including without limitation, Contractor's Plant, are acquired, legally or beneficially, by a corporation or other entity that competes in the fuel additives business with Owner.

     (d) Contractor may terminate this Agreement if it is prevented from increasing the Conversion Charge as provided in Section 9.8.

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     (e) This Agreement may be terminated by either party due to a Force Majeure as provided in Article 8.

     (f) Upon the occurrence of any event of default (as defined in Sections 2.3 and 2.4), and during the continuance thereof, the non-defaulting party, at its option, and without prejudice to other lawful remedies which may be available, may elect to terminate this Agreement upon thirty (30) days' prior written notice, provided, however, that in the event of the appointment of a receiver or trustee, the Agreement may not be terminated if the receiver or trustee agrees to assume the defaulting party's liabilities and obligations under this Agreement.

2.6 (a) Upon termination of this Agreement in the event of the default of Owner (as provided in Sections 2.3 and 2.5), in the event of a change in control of Contractor (as provided in Section 2.5(c)) or by Owner on 12 months notice (as provided in Section 2.2), (i) Contractor shall cease to convert any further Feedstock as soon as it is able to do so safely, although the conversion of any Feedstock already commenced shall be completed and Owner shall pay the Conversion Charge for resulting Product and any other Conversion Charge due and owing and all taxes and duties applicable thereto, (ii) Owner shall pay Compensation in the amount provided in Appendix D, (iii) Owner shall pay any sums due and owing as provided in Section 6.5, (iv) Owner shall reimburse Contractor the full amount of any sums not recouped by Contractor for a capital investment made in connection with a Regulatory Change as described in Section 9.4, (v) Owner shall reimburse Contractor the full amount of any sums not recouped by Contractor for a capital investment made to implement a change in the Conversion Process as described in Section 9.6(a)(ii), (vi) Owner shall reimburse Contractor any sums advanced by Contractor on behalf, and for the account, of Owner in connection with Owner's obligation to purchase and supply Feedstock, and (vii) Owner shall pay the Termination Fee set forth in Appendix F.

     (b) Upon termination of this Agreement in the event of the default by Contractor (as provided in Sections 2.4 and 2.5) or due to an event of Force Majeure (as provided in Article 8),(i) Contractor shall cease to convert any further Feedstock as soon as it is able to do so safely, although the conversion of any Feedstock already commenced shall be completed and Owner shall pay the Conversion Charge for resulting Product and any other Conversion Charge due and owing and all taxes and duties applicable thereto and (ii) Owner shall reimburse Contractor any sums advanced by Contractor on behalf, and for the account of Owner in connection with Owner's obligation to purchase and supply Feedstock.

     (c) Upon termination of this Agreement in the event of a Regulatory Change (as provided in Section 9.4),(i) Contractor shall cease to convert any further Feedstock as soon as it is able to do so safely, although the conversion of any Feedstock already commenced shall be completed and Owner shall pay the Conversion Charge for resulting Product and any other Conversion Charge due and owing and all taxes and duties applicable thereto, (ii) Owner shall pay Compensation in the amount provided in Appendix D, (iii) Owner shall pay any sums due and owing as provided in Section 6.5, (iv) Owner shall reimburse Contractor the full amount of any sums not recouped by Contractor for a capital investment made in connection with a Regulatory Change (such regulatory change being earlier in time and not the Regulatory Change that is the cause of the termination of the Agreement) as described in
         Section 9.4, (v) Owner shall reimburse Contractor the full amount of any sums not recouped by Contractor for a capital investment made to implement a change in the Conversion.
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         Process as provided in Section 9.6(a)(ii), (vi) Owner shall reimburse
         Contractor any sums advanced by Contractor or behalf, and for the account, of Owner in connection with Owner's obligation to purchase and supply Feedstock, and (vii) Owner shall pay the Termination Fee set forth in Appendix F.

     (d) Upon termination of this Agreement in the event Contractor is prevented from increasing the Conversion Charge (as provided in Section 9.8), or by Contractor on 12 months notice (as provided in Section 2.2),
         (i) Contractor shall cease to convert any further Feedstock as soon as it is able to do so safely, although the conversion of any Feedstock already commenced shall be completed and Owner shall pay the Conversion Charge for resulting Product and any other Conversion Charge due and owing and all taxes and duties applicable thereto, (ii) Owner shall reimburse Contractor any sums advanced by Contractor on behalf, and for the account of Owner in connection with Owner's obligation to purchase and supply Feedstock, and (iii) Owner shall pay the Termination Fee set forth in Appendix F.

     (e) Upon termination of this Agreement in the event Contractor chooses not to meet a lower price offer (as provided in Sections 2.5 and 9.9),
         (i) Contractor shall cease to convert any further Feedstock as soon as it is able to do so safely, although the conversion of any Feedstock already commenced shall be completed and Owner shall pay the Conversion Charge for resulting Product and any other Conversion Charge due and owing and all taxes and duties applicable thereto, (ii) Owner shall pay Compensation in the amount provided in Appendix D, (iii) Owner shall reimburse Contractor the full amount of any sums not recouped by Contractor for a capital investment made in connection with a Regulatory Change as described in Section 9.4(a), (iv) Owner shall reimburse Contractor the full amount of any sums not recouped by Contractor for a capital investment made to implement a change in the Conversion Process as described in Section 9.6(a)(i), (v) Owner shall reimburse Contractor any sums advanced by Contractor on behalf, and for the account, of Owner in connection with Owner's obligation to purchase and supply Feedstock, and (vi) Owner shall pay the Termination Fee set forth in Appendix F.

     (f) The provisions of Section 2.6 shall not be deemed to limit in any way the rights or remedies of either party in the event of any default under or breach of this Agreement by the other party.

     (g) Upon termination of the Agreement, Contractor shall, at Owner's expense and at Owner's direction, dispose of all Feedstock. Upon termination of the Agreement, Contractor shall not utilize the Conversion Process without the written consent of Owner.

ARTICLE 3 -- SUPPLY OF FEEDSTOCK

3.1 Owner shall deliver Feedstock or cause Feedstock to be delivered to Contractor at the Contractor's Plant at no cost to Contractor and when requested by Contractor, in quantities required by Contractor to produce Product as contemplated herein. If Contractor discovers any failure of Feedstock to meet the Specification, it will promptly notify Owner, who shall be responsible for providing replacement Feedstock and reimbursing Contractor for any costs or expenses incurred by Contractor as a result of the non-conforming Feedstock (including, but not limited to, process downtime costs). Each delivery of Feedstock shall be accompanied by a certificate of analysis confirming that the Feedstock meets its Specification. Contractor shall

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reasonably assist Owner or Owner's nominee in the purchase of Feedstock at the most favorable prices available.


ARTICLE 4 -- CONVERSION

4.1 Contractor shall convert Feedstock delivered by or on behalf of Owner into Product. Owner shall order and purchase one hundred percent (100%) of its worldwide requirements of Product from Contractor. Contractor shall supply to Owner 100% of the Product it converts by use of the Conversion Process. Contractor's Plan shall be certified to ISO 9002 at all times during the term of this Agreement.

4.2 Contractor shall carry out the conversion by means of the Conversion Process. In the event of any accidental loss of Feedstock (other than the failure to utilize Feedstock at the rate set forth in Appendix H), Product or any intermediate in the Conversion Process, Contractor shall be liable to (a) reimburse Owner for the value of the demonstrated actual Feedstock content of the loss or (b) replace the demonstrated actual Feedstock content of the loss. For purposes of a reimbursement under (a) above, Feedstock shall be valued as set forth on Exhibit E. Contractor shall also utilize Feedstock at the rate, and under the terms and conditions, set forth in Appendix H.

4.3 Contractor shall permit Owner's employees, on at least 24 hours' notice to Contractor, access during regular business hours to all production units and data associated with the Conversion Process or with the analysis of Product.

4.4 Contractor shall, at Contractor's expense, arrange for the lawful disposal of any waste arising from the Conversion Process. Contractor shall notify Owner in writing of the arrangements for disposal existing on the Distribution Date and shall notify Owner of any subsequent change in waste disposal arrangements.

ARTICLE 5 -- CONFIDENTIALITY

5.1 Neither party shall disclose any information concerning the Conversion Process, Conversion Charge, Compensation or any other term or condition of this Agreement, or any of the other party's technical, financial, marketing, manufacturing or other similar information, to any third party without first obtaining the written consent of the other party, except as required by applicable law, a stock exchange on which either party's (or any such party's parent company, if applicable) stock is traded, or as ordered by a court of competent jurisdiction. The foregoing restrictions shall not apply to any information which the disclosing party can show:

     (a) has been lawfully received by the disclosing party from a third-party who has not breached a contractual, legal or fiduciary duty of non-disclosure to the non-disclosing party or to another party; or

     (b) is or becomes publicly known other than by disclosure by the disclosing party.

     In the event disclosure is required by applicable law, a stock exchange on which either party's (or any such party's parent company, if applicable) stock is traded, or by a court of competent jurisdiction, the disclosing party shall provide the non-disclosing party with sufficient notice to
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     afford the non-disclosing party an opportunity to obtain a protective order or other relief preventing disclosure. The disclosing party shall use reasonable efforts to assist the non-disclosing party in its efforts to obtain a protective order or other relief preventing disclosure. The non-disclosure requirements in this Article 5 shall not be deemed to (a) prohibit Owner from disclosing the Conversion Process to third parties, or prohibit Contractor from disclosing its manufacturing know-how and technology to third parties, or prohibit this Agreement from being included as an exhibit to any Registration Statement filed by Owner's parent company, Octel Corp., in connection with the distribution of the common stock of Octel Corp. as a dividend to the holders of Contractor's common stock pursuant to the Transfer and Distribution Agreement, dated________, 1998, between Contractor and Octel Corp., or (b)(i) prohibit Owner from disclosing to third parties any Manufacturing Improvement that has been licensed to it pursuant to Section 9.6(b) or (ii) prohibit Contractor from disclosing to any third parties any Invention that has been licensed to it pursuant to Section 9.6(b), provided, however, that in the case of (i) and
     (ii) the third party agrees in writing to be bound to the non-disclosure covenants set forth in this Section 5.1.

ARTICLE 6 -- ORDERS

6.1 Owner shall provide to Contractor during the month of November each year a forecast prepared in good faith of monthly quantities of Product likely to be required by Owner during the following Contract Year. No Quarter in the forecast will show quantities in excess of 720,000 pounds, and no month within such Quarter shall show quantities in excess of 300,000 pounds, without the written content of Contractor. The forecast shall be non-binding and is intended by the parties to facilitate their planning.

6.2 Contractor shall run two campaigns per Contract Year to manufacture Product, with the scheduling of the manufacturing campaigns to be determined by Contractor in its sole discretion, provided, however, Contractor shall use reasonable efforts to cooperate with Owner in good faith to schedule its manufacturing campaigns so as to minimize the quantity of Product held by Contractor in Inventory at Contractor's Plant.

6.3 Owner shall place firm orders for Product at least six months in advance of requested delivery. Firm orders for Product will not exceed 720,000 pounds in any Quarter, and will not exceed 300,000 pounds in any month within such Quarter without the written consent of Contractor.

6.4  Contractor shall manufacture Product ordered by Owner pursuant to Section
     6.3 but such obligation shall be expressly conditioned upon delivery of Feedstock meeting its Specification to Contractor in such quantities, and on or before the delivery date reasonably requested by Contractor for such Feedstock. Owner shall place orders with its suppliers of Feedstock with sufficient advance notice, based on Owner's past practices with said suppliers, to assure delivery to Contractor in such quantities, and on or before the delivery date reasonably requested by Contractor.

6.5 Owner shall pay the Conversion Charge (as defined herein) for a minimum of 500,000 pounds of Product per Contract Year ("Annual Minimum Volume"). If Owner does not pay an invoice which is dated in a Contract Year until after the end of the Contract Year, but does pay said invoice within the thirty
     (30) day period set forth in Section 9.5, Owner shall be deemed to have paid for said Product during the relevant Contract Year. If Owner has not paid for at least the Annual Minimum Volume in any Contract Year, Owner shall, within thirty days following the
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     end of said Contract Year, pay to Contractor the Conversion Fee for the
     difference between the Annual Minimum Volume and the quantity of Product actually paid for by Owner in said Contract Year.

ARTICLE 7 -- DELIVERY

7.1 (a) Contractor shall analyze each shipment of Product before delivery to confirm that such Product complies with all parts of the Specification, and with each shipment of Product Contractor shall provide a certificate of analysis signed by Contractor's designated analytical person or quality control manager referring to all Specification items. Promptly after receipt of each shipment of Product at the destination designated by Owner pursuant to Section 7.2, Owner shall examine such Product for any damage, nonconformance or shortage. Owner shall notify Contractor within twenty-one
     (21) days of the receipt of such shipment of Product whether the Product complies with the Specification. Failure of Owner to notify Contractor within the twenty-one day period of non-conformity with Specification shall constitute irrevocable acceptance of Product and shall bar Owner from making any claim that such Product is non-conforming to Specification in any respect (under any theory, including without limitation, negligence, strict liability, contract, warranty or otherwise).

     (b) If Owner has notified Contractor in a timely manner that Owner believes that Product does not conform with Specification, the parties agree to consult with each other in order to explain and resolve any discrepancy between each other's determinations. If such consultation does not resolve the discrepancy, Owner and Contractor shall nominate an independent reputable laboratory, acceptable to each, to carry out tests on representative samples taken from such shipment in dispute and/or any samples retained by Contractor, and the resulting determination shall be binding on the parties and the cost thereof shall be paid by the party whose results were in error. Owner's sole and exclusive remedy for a failure by Contractor to supply Product complying with Specifications shall be that remedy specified in Section 12.3(a).

7.2 Product shall be delivered, at Owner's expense, from Contractor's Plant to the destination designated by Owner. Product will be delivered in rail car, truck or drum, as specified by Owner. Owner shall provide, or shall cause the driver of any truck used to deliver Product to provide to Contractor a written certification confirming that the storage tank on such truck into which Product will be pumped has been cleaned and decontaminated of all substances previously contained in the storage tank. Owner is responsible for and assumes all liability with respect to the suitability and compliance with law of all trucks used to deliver Product. Owner further assumes all responsibility for the suitability of the cleaning and decontamination of storage tanks on delivery trucks such that the storage tanks do not cause Product to fail to comply with its Specification. Owner shall select all drums to be used to package Product for delivery to Owner's designated destinations, and shall purchase and deliver to Contractor all such drums on or before the delivery date requested by Contractor. Owner shall be solely liable for the suitability and compliance with law of all drums. Drums shall be labeled in accordance with Owner's instructions. Owner shall pay to Contractor the sum of USD 0.14 as a filling charge for each drum filled by Contractor. Owner shall take delivery of all Product manufactured by Contractor during a manufacturing campaign so that at the conclusion of any manufacturing campaign no Product shall remain at Contractor's Plant.

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7.3  Contractor will retain all Product samples for one (1) calendar year.
     Thereafter, all Product samples will be disposed of by Contractor, or at Owner's request, said samples will be delivered to Owner, at Owner's cost.

ARTICLE 8 -- FORCE MAJEURE

8.1 "Force Majeure" shall mean and include any circumstance to the extent beyond the reasonable control of the party so affected (other than an obligation to pay money), including without limitation, the following:
     any act of nature or public enemies, explosion, fire, storm, earthquake, flood, drought, perils of the sea, the elements, casualty, breakdown of plant, strikes, lock-outs, labor controversies (regardless of whether such strikes, lock-outs or labor controversies are within the reasonable control of the party), riots, sabotage, embargo, war (whether or not declared or whether or not the United States of America is a participant), governmental laws, regulations, orders or decrees, the refusal of a required governmental license, registration or permit, or seizure, in each case for reasons other than the adverse financial condition of the party so affected. Shortage of Feedstock shall not be deemed to be an event of Force Majeure if invoked by Owner under circumstances where Owner has failed to place orders with its suppliers of Feedstock with sufficient advance notice, based on Owner's past practices with said suppliers, in order to obtain delivery to Contractor of Feedstock in such quantities, and on or before the delivery date reasonably requested by Contractor.

8.2  (a)   Contractor shall not be liable for its failure to produce or sell
     Product, or to otherwise perform its obligations hereunder, if such failure is due to an event of Force Majeure. Similarly, Owner shall not be liable for its failure to purchase Product or to otherwise perform its obligations hereunder if such failure is due to an event of Force Majeure; provided however that an event of Force Majeure shall not suspend or otherwise affect Owner's obligations to pay the Conversion Fee for Product or any other sums due and owing Contractor as provided herein. Any party suffering an event of Force Majeure shall use all commercially reasonable efforts to remove such cause or causes with reasonable dispatch and shall promptly notify the other party of the existence of the event of Force Majeure, and the expected delays and the estimated effect upon performance to result therefrom. The requirement that any Force Majeure be remedied using all commercially reasonable efforts shall not require the settlement of strikes, lock-outs or labor controversies by acceding to the demands of the opposing party or parties. If a Force Majeure event affecting a party's performance is projected to be permanent or of a duration of at least twelve (12) months, the other party may terminate the Agreement on 60 days notice.

     (b) During the time Contractor is unable to produce or sell Product, or to otherwise perform its obligations hereunder, it shall not be obligated to procure Product from any alternative producer or supplier. Any Product omitted hereunder due to either party's failure to perform its obligations hereunder due to an event of Force Majeure shall be omitted from this Agreement and the contracted quantity shall be so reduced for the applicable contract period, provided, however, upon the termination of a Force Majeure declared by Contractor, Contractor shall have the option, with the written consent of Owner, to produce for sale to Owner in the remaining contract period the quantities of Product omitted (or any portion of such omitted quantities) due to the event of Force Majeure declared by Contractor.


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ARTICLE 9 -- CONVERSION CHARGE

9.1  (a)   Owner shall pay to Contractor a conversion charge ("Conversion
     Charge") for converting Feedstock to Product by use of the Conversion Process as set forth in Appendix I.

9.1  (b)   Effective on the first day of each Contract Year (other than the first Contract Year) the unit cost then in effect for labor, power, utilities, caustic and wastewater shall be reviewed and compared with the unit cost of such factors in effect on the first day of the preceding Contract Year, and each of the Conversion Charges in Appendix I shall be increased, but not to exceed 4% for any Contract Year, by the amount of the net increase of labor, power, utilities, caustic and wastewater taken as a whole (e.g., if the net increase of labor, power, utilities, caustic and wastewater is 5%, each of the Conversion Charges in Schedule I will increase by 4%). If the change in these unit cost factors, taken as a whole, is a net decrease, the Conversion Charges shall decrease in a like manner, but not to exceed 4% for any Contract Year. Owner shall have the right, at its expense, to have an independent auditor that has no affiliation with Owner or its parent, subsidiary and affiliate entities and that has entered into a confidentiality agreement reasonably satisfactory to Contractor, review the records of Contractor to confirm the accuracy of each change in the unit cost factors made by Contractor. The undertaking of the independent auditor shall be limited solely to confirming the accuracy of any changes in the unit cost of labor, power, utilities, caustic and wastewater. Set forth in Appendix G is an example of how the Conversion Charge shall be adjusted as provided in this Section 9.1(b). Any payments made by Contractor in settlement, or in satisfaction of any judgement rendered in the matter of Great Lakes Chemical Corporation, pending before the National Labor Relations Board at case numbers 10-CA - 21446, 10-CA - 21640, 10-CA - 24463 and 19-CA - 28118, shall not be considered in connection with the adjustment of the Conversion Charges as provided in this Section 9.1(b).

9.2  Subject to the adjustment set forth in Section 9.3, the Conversion
     Charge invoiced during a Contract Year shall be the Conversion Charge corresponding to the quantity forecast as being the Owner's aggregate requirements of Product during such Contract Year (as provided by Owner to Contractor accordance with Section 6.1).

9.3 No later than forty-five (45) days after the end of each Contract Year the parties shall calculate the difference between the Conversion Charge due and owing pursuant to Appendix I for the quantity (in pounds) of Product actually invoiced in the preceding Contract Year and the Conversion Charge that was invoiced pursuant to Section 9.2 for such quantity of Product in the preceding Contract Year, and the difference shall be paid to or refunded by the Contractor.

9.4  (a)   The term "Regulatory Change" shall mean a change effective after the Division Date by any government, agency, legislative body, court, utility board or similar entity with respect to (i) any environmental or safety laws, rules, ordinances or regulations, wastewater or air emission standards, permits or permit conditions, or (ii) any other or similar requirements of any kind (regardless of whether they relate to environmental or safety issues), which would increase Contractor's operating costs and/or require capital expenditure by Contractor hereunder. If Contractor or Owner learns that any Regulatory Change is under consideration, the party learning same will immediately notify the other and the parties shall work together to attempt to minimize the impact of any such proposed Regulatory Change. If a Regulatory Change is adopted, the party learning same will immediately notify the other party. Contractor shall notify Owner of the amount of any required capital expenditure or the amount of Contractor's increased operating costs, and shall provide Owner with information supporting such capital expenditures or increased operating costs. In the event of a Regulatory Change, Owner will as soon as possible after receiving the notice of a required capital expenditure or increased operating costs, but in no event more than forty
     (40) days after such receipt, notify Contractor as to whether or not Owner agrees to accept an increase in the Conversion Charge or reimburse Contractor for the required capital expenditures as a result of said Regulatory Change.

     (b) If Contractor has notified Owner of a Regulatory Change affecting Contractor as described in Section 9.4(a)(i) or (ii) above, and if Owner gives timely written notice to Contractor that Owner accepts the price increase or will reimburse Contractor for the required capital expenditure, the Conversion Charge will be increased in accordance with the following. If the Regulatory Change will result in an increase in operating costs, the amount of the increase in operating costs per pound of Product converted will be added to the Conversion Charge then existing. If the Regulatory Change requires a capital investment, the parties shall negotiate in good faith to determine an equitable formula for Contractor to recoup its capital expenditure, including a twenty percent (20%) return on such capital, and once the parties have reached agreement on the formula for Contractor to recoup its capital investment, Contractor will make the capital investment.

     (c) If Contractor has notified Owner of a Regulatory Change affecting Contractor as described in Section 9.4(a)(i) or (ii) above and if Owner has provided timely written notice that Owner does not accept the price increase or will not reimburse Contractor for the required capital expenditure, or if the parties cannot agree on an equitable formula for Contractor to recoup its capital investment as provided in the final sentence of Section 9.4(b) above, or if Owner fails to give timely written notice that it accepts the price increase or will reimburse Contractor for the required capital expenditure, then Contractor may in its sole discretion elect (i) to absorb the increased cost or pay the required capital expenditure without reimbursement, in which case this Agreement will remain in full force and effect without change, or (ii) to provide written notice to Owner that Contractor is terminating the Agreement, which termination shall become effective six (6) months after receipt of said notice by Owner, provided, however, if Contractor would be required to make the capital expenditure or would incur the increase in operating costs during such 6 month period, (x) Owner shall (1) within the 6 month period, reimburse Contractor the full amount of such capital investment, including a twenty percent (20%) return on such capital, and
     (2) pay Contractor the amount of its increased operating costs for each pound of Product manufactured within the 6 month period, or (y) the Agreement shall terminate immediately upon receipt of Contractor's notice of termination.

9.5 Conversion Charges shall be invoiced to Owner on the date Product is shipped by Contractor to the destination designed by Owner. Payment shall be due 30 days from the date of invoice.

9.6  (a)(i)    Contractor will retain the full benefit of all Manufacturing
     Improvements for the production of Product. "Manufacturing Improvement" means any changes in equipment or methods employed by Great Lakes in undertaking the Conversion Process (but specifically excludes any change in the Conversion Process) to produce Product which results in decreased cycle times or a reduction in cost to produce the Product.

9.6  (a)(ii)   Contractor will share equally with Owner in full benefit of any reduction in cost to produce the Product caused by any change in the Conversion Process (which change shall have been mutually agreed to by the parties), after Contractor has recouped the full amount of any capital invested (as provided in the following sentence) to implement the change in Conversion

      Process. Once Contractor has recouped one hundred percent (100%) of said capital investment, including a twenty percent (20%) return on such capital, with such recoupment to be at the rate provided in the following sentence, the benefits of the change in Conversion Process shall be shared between the parties by reducing the Conversion Charge in an amount equal to 50% of the resulting reduction in cost per pound to undertake the Conversion Process to produce Product (the "Cost Reduction Factor"). The Conversion Charge payable by Owner shall not be reduced by the Cost Reduction Factor until the Contractor has recouped the capital invested (as provided above) to implement the change in Conversion Process, with the capital to be recouped at the rate of the Cost Reduction Factor applied to each pound of Product converted by Contractor.

      (b) Any improvements, inventions or modifications to the Conversion Process ("Inventions"), whether or not patentable, conceived by Contractor or jointly by Contractor and Owner, shall be owned by Owner, and Contractor shall be granted a non-exclusive, royalty free license to utilize the Inventions for any purpose other than the manufacture of Product. Any Inventions,whether or not patentable, conceived by Owner, shall be owned by Owner. Any Manufacturing Improvement conceived by either Owner or Contractor, or jointly conceived by Contractor and Owner shall be owned by Contractor, and Owner shall be granted an exclusive, worldwide, royalty free license to utilize the Manufacturing Improvement in connection with (i) the Product or (ii) any product based on the Product and which incorporates an Invention.

9.7 (a) Contractor shall add to the Conversion Charge an amount equal to any tax now in effect or hereafter imposed or levied, with respect to the manufacture, sale, use or delivery of Product and imposed by law at the point of sale or delivery of such Product (other than taxes based upon the income or profits of Contractor), including but not limited to, sales tax, use tax, retailer's occupational tax, gross receipts tax, and value added tax, in each ease to the extent payable by Contractor or required to be collected by Contractor.

      (b) All taxes now or hereafter imposed or levied with respect to the manufacture, sale, use or delivery of the Product (other than taxes based upon the income or profits of Contractor), which are required to be paid or collected by Contractor and which are not imposed by law at the point of sale or delivery of Products, including but not limited to, ad valorem tax, or any environmental tax, shall be paid by Contractor and reimbursed by Owner. Contractor will periodically calculate any allocation of such taxes to the Product purchased by Owner and will prepare a separate invoice to Owner for reimbursement of such taxes.

      (c) Owner shall be responsible for and pay any duties which are levied upon the export or import of Product manufactured by Contractor hereunder. Both parties will work together to attempt to eliminate any such duty.

9.8 If Contractor is prevented from increasing the Conversion Charge in effect at any time by any governmental law, order, regulation or ruling, then at Contractor's option and upon one hundred and twenty (120) days notice from Contractor to Owner, Contractor may terminate this Agreement.

9.9 If during the term of this Agreement Owner receives a written offer to supply Owner's requirements of Product (by the conversion of Feedstock into Product by use of the Conversion Process) for the following Contract Year or multiple Contract Years, with such offer describing the specific quantities of Stadis(R) 425 and Stadis(R) 450 (Enhanced) to be supplied pursuant thereto, from a manufacturer other than a subsidiary, parent company or corporate affiliate of

     Owner, at a conversion price lower than the Conversion Charge in effect under this Agreement, and upon terms and conditions comparable to those stated in this Agreement, Owner may request Contractor in writing to meet the lower price offer, provided such request is presented to Contractor within thirty (30) days of Owner's receipt thereof. Owner's request shall describe the competitive offer in sufficient detail to reasonably permit Contractor to verify same, including but not limited to the quality of each of Stadis(R) 425 and Stadis(R) 450 (Enhanced) to be supplied. Contractor shall then give notice to Owner stating whether it is willing to adjust the applicable Conversion Charge under this Agreement to meet the lower price competitive offer of such other manufacturer. If Contractor does not adjust the then applicable Conversion Charge under this Agreement to meet the lower price competitive offer within thirty (30) days after Contractor's receipt of such request, Owner may, by written notice to Contractor elect to accept such offer, in which event this Agreement may be terminated by Contractor any time thereafter on six (6) months written notice to Owner, provided, however, if Owner has commenced purchasing Product from a third party pursuant to the lower price competitive offer, Contractor may terminate the Agreement with no notice. During any Contract Year in which Owner is purchasing Product pursuant to a lower price competitive offer but Contractor has not terminated this Agreement, the Annual Minimum Volume shall not be applicable.

ARTICLE 10 -- RECORDS

10.1 At the end of each manufacturing campaign, Contractor shall supply to Owner a statement showing the conversion ratio of Feedstock to Product achieved during such manufacturing campaign. In addition, at the end of each month, Contractor shall supply to Owner a statement showing:

     a) the amount of Feedstock received from the Owner during that calendar month and the dates of receipt; and

     b) the amount of Product shipped during that calendar month and the dates of shipment; and

     c) the amount of Feedstock held in inventory at the Contractor's Plant awaiting processing; and

     d) the amount of Product held in inventory awaiting delivery upon receipt of instructions from Owner; and

     e)   the amount of work in process, expressed as Feedstock.

10.2 Owner shall have the right, at Owner's expense, to appoint the independent auditor identified in Section 9.1(b) to review the records of Contractor on reasonable notice and during normal business hours, in order to verify (a) the reduction in cost to produce Product caused by a change in the Conversion Process and the application of the Cost Reduction Factor to Owner as provided in Section 9.6(a)(ii) and (b) the statements supplied to Owner as provided in Section 10.1. The independent auditor shall undertake the review of records and verification of the matters set forth in clauses
     (a) and (b) under the same requirements of confidentiality as provided in
     Section 9.1(b). The undertaking of the independent auditor shall be limited solely to confirming the matters set forth in clauses (a) and (b) above.

ARTICLE 11 -- TITLE AND RISK

Owner shall have title to Feedstock at all times. Owner shall have risk of loss for Feedstock until Feedstock is received at Contractor's Plant, at which time risk of loss shall shift to Contractor. Contractor shall have title to and risk of loss for Product until the originating carrier takes possession of the Product at Contractor's Plant for delivery to the destination designated by Owner, at which time title to and risk of loss for Product shall shift to Owner.

ARTICLE 12 -- REPRESENTATIONS, WARRANTIES AND INDEMNITY

12.1  (a)   Contractor represents and warrants that:

      (i) Product converted hereunder will meet its Specification, except to the extent that (x) any failure of Product to meet its Specification is caused by a failure of Feedstock to meet the Feedstock Specification, or
      (y) any failure of Product to meet its Specification is caused by the failure of any storage tank in a delivery truck to have been cleaned and decontaminated immediately prior to receiving Product for delivery; and

      (ii) Product furnished under this Agreement shall be manufactured, processed and packaged in material compliance with all applicable federal, state and local laws, regulations, orders and guidelines and good industry practice, except to the extent any failure to package Product in material compliance with all applicable federal, state and local laws, regulations, orders and guidelines and good industry practice is caused by the trucks or drums selected by Owner; and

      (iii) Product will be conveyed free of any liens and encumbrances, except to the extent any liens and encumbrances attributable to Owner attach to the Feedstock or Product; and

      (iv) as of the Distribution Date it is aware of no Regulatory Change (as that term is defined in Section 9.4(a)) which has been proposed or is under consideration.

      (b) CONTRACTOR MAKES NO WARRANTIES OTHER THAN AS PROVIDED IN SECTION 12.1(a) AND CONTRACTOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR AN INTENDED PURPOSE OR FOR ANY OTHER PARTICULAR PURPOSE, WETHER ARISING BY LAW, CUSTOM, CONDUCT OR USAGE OF TRADE.

12.2  Owner represents and warrants that:

      (a) It will at all times comply in all material respects with all applicable laws, regulations, orders and guidelines and good industry practice, and that it presently has, and will use its best efforts to maintain, all licenses, permits and similar authorizations required for the manufacture, processing, packaging, sale and delivery of Product; and

      (b) It has the full legal right to use Feedstock and the Conversion Process to produce Product, and there are no restrictions under law or any patent, nor is Owner party to any contracts which prohibit Owner from contracting to have Contractor produce Product as contemplated by this Agreement; and

     (c) as of the Distribution Date it is aware of no Regulatory Change (as that term is defined in Section 9.4(a)) which has been proposed or is under consideration; and

     (d) as of the Distribution Date it has provided to Contractor all safety, health, environmental, hazard and medical information in its possession relating to Product, the Conversion Process, Feedstock and other raw materials used to make Product, and it will continue to supply any such safety, health, environmental, hazard and medical information obtained after the Distribution Date to Contractor for as long as this Agreement remains in effect;

     (e)  all Feedstock will meet the Feedstock Specification; and

     (f) all drums in which Product is packaged for delivery, and all trucks used to deliver Product are suitable for such delivery and comply in all respects with applicable law; and

     (g) the storage tanks in any truck used to deliver Product from Contractor's Plant to Owner's designated destination shall have been cleaned and decontaminated immediately prior to receipts of Product for the delivery such that the use of the storage tank shall not cause the Product to fail to comply with its Specification.

12.3 (a) In the event that any Product hereunder fails to conform to the warranty in Section 12.1(a)(i), as Owner's sole remedy for said failure, if Owner has provided timely notice of such non-conformity under Section 7.1(a), Contractor shall, at its option, (i) supply Owner with the applicable volume of conforming Product as soon as reasonably practicable, or (ii) refund the Conversion Charge paid by Owner for the non-conforming Product. Contractor shall have the right, at Contractor's expense, to reclaim and rework non-conforming Product, provided, however, if non-conforming Product cannot be reclaimed and reworked into conforming Product, Contractor shall reimburse Owner for the cost of the replacement of all Feedstock used in the non-conforming Product as provided in Appendix E.

     (b) Neither party shall be liable to the other under or in connection with this Agreement for lost profits or for special, indirect, incidental, consequential, punitive or exemplary damage of any kind, whether arising in contract, tort, product liability or otherwise, even if advised of the possibility of such lost profits or damages. This section shall not serve to reduce a party's indemnity obligations in connection with claims by third persons or entities against a party entitled to indemnification under
     Section 12.4, nor to reduce Owner's obligations, if any; to pay the sums provided in Section 6.5. Notwithstanding the preceding sentence or any other provision of this Agreement, Contractor shall not under any circumstances be required to pay damages for default or breach or indemnity in an amount greater that the total amount it has received from Owner in payment for that Product which is actually involved in the claim for damages or indemnity.

12.4 (a) Subject to the limitation in the last sentence in Section 12.3(b), Contractor will indemnify and hold Owner harmless from and against all claims, actions, judgments, losses, and expenses, including reasonable attorneys fees, sustained or incurred by Owner, which arise or result from
     (i) breach of any warranty by Contractor hereunder (subject to the limitations set forth in Sections 7.1(a), 7.1(b) and 12.3(a)), (ii) acts, omissions, or events taking place in connection with the production, storage, packaging and handling of Feedstock or of Product, in each case while Owner has the risk of loss therefore (excluding however, claims relating to the suitability or compliance with law of drums in which Product is packaged, or trucks in which Product is delivered, which shall be Owner's sole responsibility), and (iii) any negligent acts or omissions of Contractor in failing to properly seal any drum or railcar in which Product is to be shipped to the destination designated by Owner, which negligent act or omission causes Product to be released from such drum or railcar prior to being received at its destination, provided that, except as set forth in clause (iii) above, Contractor shall not under any circumstance be obligated to indemnify or hold Owner harmless from product liability, recall costs or liability, negligence, breach of warranty, breach of contract or similar claims made by any person or entity who purchases, uses, is exposed to or otherwise claims to have been injured or damaged by or in connection with Product (including any product into which Product has been incorporated) after risk of loss for said Product passes to Owner.

     (b) Owner will indemnify and hold Contractor harmless from and against all claims, actions, judgments, losses and expenses, including reasonable attorney's fees, sustained or incurred by Contractor, which arise or result from (i) breach of any warranty by Owner hereunder, (ii) the ordering, shipping, handling and delivery of Feedstock before Contractor takes possession thereof at Contractor's Plant, (iii) except as provided in
     Section 12.4(a)(iii), all acts, omissions or events taking place in connection with Product after risk of loss passes to Owner hereunder, including without limitation (x) all product liability, recall costs or liability, negligence, breach of warranty, breach of contract or similar claims by any person or entity who purchases, uses, is exposed to or otherwise claims to have been injured or damaged by or in connection with Product (including any product into which Product has been incorporated),
     (w) storage of Product, (x) packaging of Product, (y) handling of Product or (2) shipment of Product, in each case after risk of loss for said Product passes to Owner, (iv) claims relating to the suitability or compliance with law of drums in which Product is packaged or trucks in which Product is delivered, and (v) any litigation or claim by any third person or entity alleging that performance by Contractor hereunder, or that manufacture, sale or use of Product (including any product into which Product has been incorporated), infringes upon any patent right or any other intellectual property rights of any third person or entity.

ARTICLE 13 -- MISCELLANEOUS

13.1 All waivers and consents given hereunder shall be in writing. No waiver by any party of any breach or anticipated breach of any provision hereof shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

13.2 The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.3 Other than with respect to any receivor or trustee that agrees to assume the liabilities and obligations under this Agreement of the party for whom it is appointed, this Agreement shall not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Subject to the foregoing restriction, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

13.4 This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument.

13.5 This Agreement, including all appendices annexed hereto (each of which is incorporated herein by reference), contains the entire understanding of the parties hereto with respect to the subject matter contained herein or therein, and supersedes all prior negotiations, understanding, or agreements whether oral or written. The parties agree and acknowledge that the Agreement has been reached as a result of negotiation between the parties, each represented by counsel. As a result, if any dispute ever arises regarding the construction of any provision, neither party shall be entitled to any favorable or detrimental construction preference.

13.6 This Agreement may not be changed orally, nor shall any modification of this Agreement be affected by the use of purchase orders, invoices, acknowledgments, acceptances or other forms at variance with or in addition to the terms and conditions herein. In case of a conflict between any of the terms contained in a written purchase order, invoice, acknowledgment, acceptance or other form and any of the terms of this Agreement, the terms of this Agreement shall control. No additional terms or conditions of sale other than those contained in this Agreement shall be effective unless approved in writing by the representatives of Owner and Contractor identified in Section 13.8.

13.7 In Case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

13.8 All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
     (a) on the date of service if served personally on the party to whom notice is given, (b) on the day of transmission if sent via facsimile to the facsimile number given below, provided facsimile confirmation of receipt is obtained promptly after completion of transmission, (c) on the third business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed, or (d) on the tenth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt-requested, to the party as follows:

     If to Contractor:               Great Lakes Chemical Corporation
                                     One Great Lakes Boulevard
                                     West Lafayette, IN  47906
                                     United States
                                     Attn: General Manager-Fine Chemicals
                                     Telecopy: (765) 497-6123

     with a copy to (which shall
     not serve as notice):           Great Lakes Chemical Corporation
                                     One Great Lakes Boulevard
                                     West Lafayette, IN  47906
                                     Attn: Assistant General Counsel
                                     Telecopy: (765) 497-6660

     If to Owner:     The Associated Octel Company Limited
                      P.O. Box 17, Oil Sites Road
                      Ellesmere Port
                      South Wirral L65 4HF
                      United Kingdom
                      Attn: Company Secretary
                      Telecopy: 44-151-356-6239


13.9 This Agreement shall be interpreted and the rights and liabilities of the parties determined in accordance with the substantive law of the State of New York, without giving effect to any choice of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereby adopt and incorporate by reference the dispute resolution provisions in Article XI of the Transfer and
      Distribution Agreement dated as of     , 1998 between Contractor and Octel
      Corp.

13.10 The termination of the Agreement shall not impair or prejudice any right or remedy which either party may have against the other at law or in equity under this Agreement and which has arisen or accrued prior to or at the time of termination, including, without limitation, any right or remedy by reason of any breach hereof. The termination of this Agreement shall not relieve either party from any covenants or agreements hereunder which, by their terms, are expressly or impliedly intended to survive termination, including, but not limited to, Articles 5 and 12 and Section 9.6(b).

ARTICLE 14 -- TRANSITIONAL PHASE

During an initial period until the Owner gives written notice to the Contractor to the contrary, the Contractor shall purchase Feedstock on behalf of Owner, at the most commercially advantageous price available instead of Owner itself purchasing said Feedstock. The Contractor shall then invoice Owner the cost of purchasing the Feedstock used to make Product. Title and risk of loss for such Feedstock shall be as provided in Article 11.

The Associated Octel Company Limited


Signature: ................................................


Date:      ................................................


Name:      ................................................


Title:     ................................................



Great Lakes Chemical Corporation


Signature: ................................................


Date:      ................................................


Name:      ................................................


Title:     ................................................

                                   APPENDIX A

                                     Part 1

                               LIST OF FEEDSTOCK

Lupersol

Arquad 2C Nitrate

Dinonylnapthalene sulfonic acid

Dodecyl Mercaptan

Polyflo 130

Kerosene

1-Decene

Dodecylbenzene sulfonic acid

Isopropyl alcohol

Sulfur dioxide

Toluene

                                   APPENDIX A

                                     PART 2

                            FEEDSTOCK SPECIFICATION

                                  See Attached

                                   APPENDIX B
                             PRODUCT SPECIFICATION

                                  STADIS(R) 425
PROPERTY**         UNITS       MINIMUM     MAXIMUM       TYPICAL   METHOD

Appearance*              Clear, Bright, Amber Liquid     Pass      Octel America
                                                                   Method 97-24
Conductivity       pS/m        380         460           400       Octel America
                                                                   Method 96-21
FlashPoint,        *F               Report               72        ASTM D93
PMCC

SpGr 60/60F                         Report               0.850     ASTM D1298
(16/16C)
Color                                      5.5           3.0       ASTM D1500

Manufacturing Control Specification

ph, Apparent                   3.5         5.2           4.4       Octel America
                                                                   Method 96-2


                             STADIS(R) 450 (Enhanced)
PROPERTY**         UNITS       MINIMUM     MAXIMUM       TYPICAL   METHOD

Appearance*              Clear, Bright, Amber Liquid     Pass      Octel America
                                                                   Method 97-24
Conductivity       pS/m        420         540           440       Octel America
                                                                   Method 96-21
Ash, mass %                                0.10          <0.10     ASTM D482

SpGr 60/60F                    0.910       0.930         0.920     ASTM D1298
(16/16C)

FlashPoint,        *F               Report               72        ASTM D93
PMCC

Color                                      6.5           3.0       ASTM D1500

Manufacturing Control Specification

ph, Apparent                   3.7         5.2           4.6       Octel America
                                                                   Method 96-2

*Parties may agree on instrumental method.
**If Contractor utilizes the process equipment in which Product is manufactured for the toll manufacture of material other than Product (the "Material") the parties shall add the Material as a new property to the Specification. The parties shall negotiate in good faith to establish maximum limits for the Material that are both measurable and agreeable to the parties. The cost of sampling each shipment of Product for conformance to such new property shall be borne equally by the parties.

                                   APPENDIX C

                               CONVERSION PROCESS

The Conversion Process is described in its entirety in the documents listed in Sections A and B below. The documents in Section A were written by the Contractor with the exceptions as noted, and all bear the signature of Mark Anderson, dated 8/29/97. Appendix C constitutes the entire agreement of the parties as to the description of the Conversion Process and shall not be changed, modified, amended or supplemental in anyway unless expressly agreed in writing by the parties.

                                   Section A

1) OPERATING INSTRUCTIONS POLYSULFONE AND STADIS 125 BUILDING 8 REVISION 3, DATED SEPTEMBER 5, 1997
This document requires correction on page 5 Part V Materials to show 473 lbs of Arquad 2C Nitrate per batch, and on page 19, under Part F Final Additive Mixing,
7.0 to show 473 lbs Arquad 2C Nitrate.

2) OPERATING INSTRUCTIONS STADIS 425 CONCENTRATE AND BULK BUILDING 8 REVISION 2 DATED SEPTEMBER 5, 1997
This document requires correction of Part 1, Process Description, to state in the second to last sentence in the first paragraph under "Concentrate" to read as follows: "The R-801 contents are agitated for 50 minutes." This will agree with XIII Part A Charging R-801/Reaction, paragraph 15.0.

3) OPERATING INSTRUCTIONS STADIS 450 -- REVERSE ADDITION (RA) BUILDING 8, REVISION 2, DATED SEPTEMBER 5, 1997
This document requires revision on page 2 under I, Process Description, first paragraph, second sentence to read: "The temperature is adjusted to about
25 degree C and agitated for 50 minutes."

4) OPERATING INSTRUCTIONS STADIS 450 -- REGULAR (REG) BUILDING 8 REVISION 2 DATED SEPTEMBER 5, 1998.

5) OPERATING INSTRUCTIONS STADIS 450 -- ENHANCED BUILDING 8 REVISION 2 DATED SEPTEMBER 5, 1997.
These instructions under part XIV Charge Calculations, show how to calculate the amounts of Stadis(R) 450 RA and Stadis(R) 450 REG components. Since the minimum conductivity requirement is slightly increased in the Specifications, commensurate changes shall be effective in paragraph 4.0 in part XIV.

                                   Section B

Test Authorization TA-C-95-287 "Stadis" 450-Enhanced Dated July 31, 1995 Test Authorization TA-C-95-286 "Stadis" 450D Dated July 28, 1995
Test Authorization TA-C-95-285 "Stadis" 425D Conc. Dated July 28, 1995
 "Stadis" 425 Concentrate Document No. 115-892 047 Dated July 1994 Operating Procedure No. 63, SO(2), Cylinder Handling, Dated August 1994 Test Authorization TA-C-95-273 "Stadis" 425 Concentrate Dated July 14, 1995 Test Authorization TA-C-95-274 "Stadis" Polysulfone Intermediate Dated
 July 14, 1995
Orchem Method 96-1-1-1 Infrared Spectrophotometric Determination of
 1-Decene Polysulfone, Dated 2-28-73
Method No. S6250.005.01.CW Determination of Sulfur Dioxide (SO(2))
 Dated July 17, 1992

                                   APPENDIX D

                                  COMPENSATION


The following is a table of Compensation payments to be made by Owner to Contractor upon termination of the Agreement as provided in Section 2.6. The
Compensation payments represent the balance of the undepreciated capital investment made by Contractor in connection with this Agreement. The
Compensation payments are calculated assuming a December 31 termination, and if the termination occurs earlier in the calendar year the Compensation payments shall be increased proportionately to account for the termination not occurring on December 31.



TERMINATION DATE                                   COMPENSATION PAYMENT

December 31, 1998                                  USD 581,191.92

December 31, 1999                                  USD 512,034.80

December 31, 2000                                  USD 442,877.68

December 31, 2001                                  USD 373,720.56

December 31, 2002                                  USD 304,563.44

December 31, 2003                                  USD 235,406.32

December 31, 2004                                  USD 166,249.20

December 31, 2005                                  USD  97,092.08

December 31, 2006                                  USD  27,934.96

December 31, 2007                                   USD          0

                                                                              25

                                   APPENDIX E

                                FEEDSTOCK VALUES

The value of Feedstock shall be the delivered cost (expressed on a unit basis) to replace the following Feedstock items:

*Price

Lupersol            USD 8.26/pound

Arquad 2C Nitrate   USD 3.60/pound

Dinonylnapthalene
  sulfonic acid     USD 2.44/pound

Dodecyl
  Mercaptan         USD 1.90/pound

Polyflo 130         USD 1.88/pound

Kerosene            USD 1.60/gallon

1-Decene            USD 0.78/pound

Dodecylbenzene
  sulfonic acid     USD 0.74/pound

Isopropyl alcohol   USD 0.33/pound

Sulfur dioxide      USD 0.25/pound

Toluene             USD 0.17/pound



*Estimated prices as of April 1, 1998

                                   APPENDIX F

                                  CLOSURE FEE

As provided in Section 2.6, upon termination of the Agreement, Owner shall pay Contractor the sum of $32,500, plus all costs to dispose of, or ship to a destination specified by Owner, all Feedstock and Product, as well as any demurrage charges incurred by Contractor for Product or Feedstock.

                                   APPENDIX G

     The following is an example of how the Conversion Charge would, under the assumptions set forth for Years 1 and 2, be increased pursuant to Section 9.1(b) after the first Contract Year of the Agreement:

     Factor         Year 1         Year 2         Difference         Unit              Unit Cost          % Increase
                                                                Consumption Per        Increase         (Decrease) for
                                                                Pound of Product    (Decrease) for     $1.00 per pound
                                                                  Converted        $1.00 per Pound        Conversion
                                                                                     Conversion             Charge
                                                                                       Charge
------------------------------------------------------------------------------------------------------------------------
     Labor      USD 15.58/hr    USD 16.08/hr      USD 0.50         0.015            USD 0.00750             .75%
     Power    USD 0.048/kw hr  USD 0.054/kw hr    USD 0.006        0.025            USD 0.00012             .012%
    Caustic     USD 0.075/lb    USD 0.15/lb       USD 0.075        0.045            USD 0.00338             .338%
      Gas     USD 0.415/therm  USD 0.428/therm    USD 0.013        0.02             USD 0.00026             .026%
  Wastewater   USD 1.40/m gal   USD 1.35/m gal   USD (0.10)        0.0012           USD(0.00012)           (.012%)
------------------------------------------------------------------------------------------------------------------------
                                                                                    USD 0.01114            1.114%

Increase in Conversion Charge in Year 2 (USD 0.011)

Less than 1.0            USD 1.511

Not less than 1.0
but less than 1.2        USD 1.361

Not less than 1.2
but less than 1.4        USD 1.261

Not less than 1.4
but less than 1.6        USD 1.161

Not less than 1.6
but less than 1.8        USD 1.011

Not less than 1.8
but less than 2.0        USD 0.971

Not less than 2.0        USD 0.951


                                   APPENDIX H

                                 FEEDSTOCK RATE


For the first six months of the first Contract Year (the "Trial Period"), Contractor shall use no more than the quantities of Feedstock set forth in Table 1 below to produce one (1) pound of Product, provided, however, if during the Trial Period, Contractor uses more than the quantities of Feedstock set forth in Table 1 to produce one (1) pound of Product, Contractor shall not be responsible for the cost of the additional Feedstock.

The parties shall work together in good faith during the Trial Period to explore ways to reduce the quantities of Feedstock used in the Conversion Process and to develop accurate baseline data on the Feedstock usage rate for the Conversion Process. During the Trial Period the parties will have ongoing discussions regarding the batch to batch performance of the Conversion Process and the usage of Feedstock therein, as well as formal monthly reviews of Feedstock usage in the Conversion Process. After the Trial Period the parties shall negotiate in good faith to establish a permanent Feedstock usage rate for the production of Product during the remainder of the Agreement. If the parties cannot agree on a Feedstock usage rate after the Trial Period, the Feedstock usage rate shall be the average Feedstock usage rate experienced by Contractor during the Trial Period, plus a factor to account for process variability experienced during the Trial Period.

                                    TABLE 1

[CAPTION]

RAW MATERIAL                     STADIS (R) 450 (ENHANCED)    STADIS (R) 425
                                 LB. FEEDSTOCK/LB.            LB. FEEDSTOCK/LB.
                                 PRODUCT                      PRODUCT

Arquad 2C Nitrate                .0262                        .0150

1 Decene                         .1280                        .0800

Dinonylnapthalene sulfonic seld  .3920                        0

Dodecylbenzene sulfonic acid     0                            .1150

Isopropyl alcohol                .0705                        .0700

Lupersol                         .0042                        .0024

Dodecyl Mercaptan                .0040                        .0035

Polyflo 130                      .1601                        .1284

Sulfur dioxide                   .0958                        .0534

Toluene                          .4620                        .1930

Kerosene                         0                            1.500


                                   APPENDIX I

                               CONVERSION CHARGE

Owner shall pay to Contractor a Conversion Charge which shall vary based on the quantity of Product (measured in pounds) invoiced by Contractor to Owner pursuant to this Agreement. In each Contract Year. The Conversion Charge, subject to any adjustment provided for in this Agreement, shall be that shown in the following table:


Quantity Invoiced during any Contract               Conversion Charge per
Year expressed in Millions of Pounds of Product        Pound of Product

Less than 1.0                                               USD 1.50
Not less than 1.0 but less than 1.2                         USD 1.35
Not less than 1.2 but less than 1.4                         USD 1.25
Not less than 1.4 but less than 1.6                         USD 1.15
Not less than 1.6 but less than 1.8                         USD 1.00
Not less than 1.8 but less than 2.0                         USD 0.96
Not less than 2.0                                           USD 0.94
